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                                                                    Exhibit 10.1

                           AGREEMENT BY AND BETWEEN
                    THE AMERICAN COLLEGE OF CARDIOLOGY AND
                         SUMMIT MEDICAL SYSTEMS, INC.

This agreement is entered into on this 11th day of March, 1997 (the "Effective Date"), by and between the American College of Cardiology, 9111 Old Georgetown Road, Bethesda, Maryland 20814, hereafter called ACC, and Summit Medical Systems, Inc., hereafter called the Vendor.

The goal of the ACC National Cardiovascular Data Registry(TM) (the Registry) is to facilitate systematic data collection according to uniform professional standards, provide analyses of each participants' own experience and outcomes data, to provide a national body of clinical data of the highest quality, to provide participants with confidential comparisons of their own versus national data (or regional or other grouped data), and to undertake analyses of these data to ensure high quality cardiovascular care. To facilitate the collection of these data, ACC encourages independent software developers to create and license software in accordance with ACC standards for the collection, management, and reporting of cardiovascular data to the Registry.

1.    Definitions of Terms

      This agreement makes reference to terminology that is defined in the following paragraphs.

      1.1 Participants. A participant is an institution or practice (or a defined and consistent grouping within such an institution or practice) that is submitting pertinent cardiovascular data to the Registry (as defined in Paragraph 1.4). The terms of participation are covered by a separate agreement. Eligibility for participation is contingent upon several criteria including entering into a participation agreement with the
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            ACC, data entry using ACC Certified Software, and submission of the data to the Registry according to a prespecified standard format and data transfer protocol. Use of ACC-Certified Software alone is not a sufficient condition to guarantee participation in the Registry.

      1.2 The Program. Clinical database software program(s) (including all updates, new versions, releases and derivative works thereof) licensed by the Vendor to its Customers (defined below in Paragraph 1.10), which enable Participants to enter patient data files and transmit these data to the ACC Registry (defined in Paragraph 1.4 below) in accordance with all cardiovascular reporting and publishing requirements of the ACC (as defined in Paragraph 2.2 below).

      1.3 The Data. Clinical and other information descriptive of cardiovascular patient care that include the specific data elements listed in Exhibit A. Data elements that permit the unique identification of individual patients, clinicians, or institutions constitute "Confidential Data," and shall be handled with special procedures that will protect them from unauthorized release.

      1.4 The Registry. A central agency of the ACC for the collection of clinical, laboratory, imaging, administrative, and other data pertinent to cardiovascular patient care, so organized that the data can be properly processed, analyzed, and made available for study.

      1.5 ACC's Works. All data forms, formats, definitions, codes and codebooks, file specifications, file transfer protocols, procedural guides, and all publications and reports developed by ACC in support of the

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            operations of the Registry, including all updates thereto and derivative works thereof.

      1.6 Vendor's Works. The Program and all associated user and technical documentation and training materials, all Data Repositories and related reports which are developed by or for Vendor, including all updates thereto and derivative works thereof.

      1.7 Participant Training Program. Provides instruction to Participants in the appropriate collection, reporting, and use of Data that are to be submitted to the Registry.

      1.8 Data Repository. An entity engaged in the accumulation and aggregation of clinical data for the purposes of measuring the clinical performance of health care practitioners, establishing normative standards of care, and/or demonstrating the quality of patient care.

      1.9 Customer. Any organization, entity or individual who enters into an agreement with Vendor to license the Program or to renew or continue a license to the Program. If a Customer represents multiple institutions or utilizes the Program at multiple sites, for purposes of this Agreement each such institution and/or site shall be deemed a Customer.

      1.10 Certified Vendor. A Vendor who is fully in compliance with the terms of this Agreement.

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      1.11  Certified Software. Versions or upgrades of the Program that are in compliance with ACC software inspection and audit procedures as described in Paragraph 5.

      1.12 Certified Training Program. Training programs in the use of ACC Works for the provision of cardiovascular care that have successfully met the terms of Paragraph 9.1 of this agreement.

2.    Creation and Licensing of Software Program

      2.1 The Vendor shall create, develop, implement and support, to the reasonable satisfaction of the ACC, Program(s) that will enable Participants to submit Data directly to the Registry in an ACC-approved format. The Program shall accept Data from Participants using the elements listed in Exhibit A, which are attached hereto and incorporated herein by reference, and which are further discussed in Paragraph 2.2 hereof.

      2.2 The Data shall be collected in accordance with ACC-specified definitions, codes, and data edits that are provided in Exhibit B attached hereto. The Program shall include integrated access to ACC definitions of terms for all core data elements via context-sensitive help screens or pull-down menus. The Program shall enable Participants to extract Data on demand based upon ACC data transmission specifications provided in Exhibit C attached hereto. Participants shall be able to provide Data directly to the Registry. The Vendor will be given six months from the Effective Date of this Agreement to implement all terms incorporated herein, except as excused in accordance with Paragraph 24 below. ACC may, on an annual basis, alter its data

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            element list in Exhibit A and associated specifications to reflect changes in clinical practice and to improve its data collection processes. Certified Vendors will be given 30 days notice prior to the public release of these changes and will be given six months from such notice to incorporate such changes in their current version of the Program.

      2.3 The Vendor is free to alter and otherwise modify the Program to meet its Customer's needs. All variants of the Program that make use of ACC's Works are subject to the royalty provisions of Paragraph 7.2 below.

      2.4 The Vendor shall incorporate within the Program data encryption/decryption routines that comply with ACC specifications to safeguard Confidential Data (defined in Paragraph 1.3) that shall be collected by the Program. The Vendor will provide its Customers with an appropriate means, approved by ACC, for the encryption/decryption of data files that can be made available to the Registry to facilitate data transfers between the Customers and the Registry in conformity with ACC specifications.

3.    Development and Maintenance of the Registry

The ACC has formed the Registry for collecting and reporting data on the processes and outcomes associated with patient care for cardiovascular disease. The goal of this Registry is to enable cardiovascular specialists to measure accurately and objectively their own clinical performance and, thereby, enhance the quality of care provided to their patients. The Registry is led by cardiovascular practitioners acting on behalf of the profession and, ultimately, the patient population that they serve,

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to ensure excellence in patient care. This direct professional involvement is intended to facilitate both the integrity and the confidentiality of the reported Data.

The Registry will be responsible for the accumulation, management, analysis, and reporting of data it receives from Participants. While the Vendor shall be permitted to provide services similar to the Registry to its Customers who are also Participants, including the creation of Data Repositories for the accumulation, management, analysis and reporting of data pertinent to cardiovascular patient care that Vendor receives from its Customers, the Vendor shall not require its Customers to use these Vendor-supplied services. Further, use of these Vendor-supplied services will not waive the Customer's responsibilities as Participants.

The Vendor shall provide ACC with 45 days prior notice of the commercial release of cardiovascular Data Repositories that are independent of ACC. The inclusion of ACC's Works in the development of independent cardiovascular Data Repositories is subject to copyright restrictions and to the payment of royalties. Further, the use of ACC's Works in support of such Data Repositories does not represent ACC's certification or approval of them. The Vendor recognizes that any efforts on its part to form independent cardiovascular Data Repositories will not preclude ACC from collecting comparable information pertinent to the same reporting entities in its Registry, subject to the Vendor's intellectual property rights in such Data Repositories.

4.    National Database Reports

The Registry will provide the Participants with periodic national summary reports and with confidential Participant-specific reports that compare individual Participant performance with national benchmarks according to terms specified under a separate agreement with each Participant. The Registry shall also prepare

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special reports and analyses based upon information from its databases. The
Registry shall provide the Vendor with single copies of all national summary reports at the same time such reports are provided to Participants.

5.    Testing and Acceptance

      5.1 Within four (4) months of signing this Agreement, the Vendor shall demonstrate, to the reasonable satisfaction of the ACC, that the Program is operating in accordance with the provisions of this Agreement and that the Program is ready for distribution to Participants. ACC will indicate its satisfaction in writing within 30 days of this demonstration or itemize deficiencies in the Program. The Vendor will be given an additional 60 days to correct any identified deficiencies in the Program. After this period of time has elapsed, if the ACC reasonably determines that the Vendor has failed to demonstrate the successful development and operation of the Program, then the ACC may notify the Vendor in writing of its rejection of the Program. In such case, the ACC shall have no further obligation to the Vendor, ACC withdraws the use of its name and logo for promotional purposes, and this Agreement shall be deemed terminated per the terms specified in Paragraph 14. If the ACC fails to notify the Vendor of its rejection of the Program, then the ACC shall be deemed to have accepted the Program. Such acceptance shall not evidence the ACC's waiver of any rights to which it may be entitled if it later should determine that it is dissatisfied with the Program due to changes that ACC requires, which are discussed in Paragraph 5.3 below.

      5.2 Vendor will license royalty-free to ACC, pursuant to a separate standard license agreement, one (1) up-to-date copy of the Program for

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            installation and use in the ACC Department of Research and
            Information Management, solely for ACC's internal use and training. Vendor will also provide training in the use of the Program for ACC staff that is equivalent to that provided to Vendor's Customers. The Program shall be used solely to support the ongoing quality control activities of the Registry, and to serve as a demonstration for any interested guests to the ACC. The results of any quality control audits will be kept strictly confidential.

      5.3 Annually, there shall be a review and audit of the Program to address any required changes (due to modifications made by ACC in accordance with Paragraph 2.2), previously known deficiencies in the Program, or deficiencies arising as the result of Vendor-initiated changes. These will be identified and implemented or corrected within a reasonable time period after notice from ACC. If the implementation and corrections do not meet the satisfaction of the ACC, the ACC may terminate this agreement per the terms of Paragraph 14.

      5.4 Only those Programs and related software (including versions and/or upgrades of the Program) that have been ACC approved, as a result of the annual audit referenced in Paragraph 5.3, may be denominated and promoted as ACC Certified Software. No vendor may hold itself out as a Certified Vendor unless its Program and related software have been ACC certified pursuant to Paragraph 5.3. Previously Certified Vendors that create new versions and/or upgrades of the Program and related software and that have initiated the audit process under Paragraph 5.3 for such new versions and/or upgrades, may indicate that ACC approval/certification is "pending" for such new versions and/or

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            upgrades until the ACC has completed the audit process for those new versions and/or upgrades.

6.    Benefits to Certified Vendors

Certified Vendors are eligible for the following benefits: (1) use of the ACC trademark in promotional materials related to the Program; (2) use of "ACC-certified" designation in promotional materials and packaging related to the Program; (3) listing in the ACC Annual Scientific Session official program as a Certified Vendor; (4) inclusion on a listing of Certified Vendors that will be publicly available from the ACC; (5) direct access to ACC technical support personnel for any and all purposes related to the Registry and the Program; (6) access to all national summary publications of the Registry; and (7) thirty (30) days notice prior to the public release of any annual changes the ACC proposes to make to the data elements list in Exhibit A and associated specifications to reflect changes in clinical practice and to improve its data collection processes (discussed in Paragraph 2.2 above).

7.    ACC Trademark, License, and Royalty

      7.1 The ACC hereby grants to the Vendor a license to use the ACC's name and logo for the sole purpose of promoting the Program and the benefits associated with qualifying as a Certified Vendor; provided, however, that the Certified Vendor's use of the ACC's name and logo shall be subject to the instructions of the ACC that are specified in Exhibit D attached hereto, and shall be used in such a manner, or as part of art and copy, that is approved in advance by the ACC, and conforming to the standards and specifications of the ACC. The logo should be clearly associated with the Program or the activities of the

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            Registry, and not used to reflect a global approval of a particular line of software products or services.

      7.2 In consideration for the license granted in Paragraph 7.1, the right to use the ACC Works as provided herein, and for the rights and privileges of being designated as a Certified Vendor, the Vendor shall pay to the ACC an annual royalty of five hundred ($500.00) for each Customer who licenses, continues or renews a license, or otherwise obtains the Program from the Vendor. The Vendor shall make royalty payments to the ACC on or before the thirtieth (30th) day of the first month of each calendar quarter with respect to Customers who licensed, renewed, or continued a license, or otherwise obtained the Program from the Vendor during the previous calendar quarter.

      7.3 The Vendor shall also pay to ACC an annual certification fee of $4,000 for each Participant Training Program as described in paragraph 9.1.

      7.4 The Vendor shall also pay to the ACC an annual software audit fee of $5,000 to verify that its Program and related software complies with ACC specifications and may be denominated as Certified Software. Audits will be conducted annually pursuant to Paragraph 5.3 of this Agreement. The Vendor shall pay an annual audit fee on the execution of this Agreement and upon each subsequent anniversary date of this Agreement while it remains in effect. If a Vendor requests an audit of a new version and/or upgrade of the Program and its related software in between the normal due dates for the annual audit required under Paragraph 5.3 and such audit is performed, the Vendor will pay an additional audit fee of $5,000 for such audit within thirty

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            (30) days of the completion of the audit. Audit fees will be waived for noncommercial Vendors as defined in Paragraph 25.

      7.5 The Vendor shall provide ACC with a continuously updated list of Customers, which shall be deemed Confidential Information subject to the requirements of Paragraph 11 below. If the Customer represents multiple institutions or sites, each institution or site must be separately identified. The identities of Customers shall be provided to ACC within 15 business days of their purchase, upgrade or renewal of a license to the Program.

      7.6 With each quarterly royalty payment, the Vendor shall provide the ACC with an itemized written statement showing the following:

            (a) the number of newly granted and continuing licenses to the Program during the prior quarter, including the name, address, and physician-contact of such Customers:

            (b) a listing of Customers terminating their licenses to the Program during the prior quarter, including the name, address, and physician-contact of such Customers;

            (c) a listing of Customers holding licenses to the Program during the prior quarter, including the name, address, and physician-contact of such Customers;

            (d) the total number of licenses then-currently granted to the Program by Vendor to its Customers;

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            (e)   the total royalty to which the ACC is entitled for the prior quarter.

      7.7   At the ACC's reasonable request, and no more than once in any twelve
            (12) month period, the Vendor shall allow the ACC, or an independent third-party auditor who executes a written confidentiality agreement that is acceptable to Vendor, to inspect the Vendor's books and records related to the performance of this Agreement.

8.    Ownership

      8.1 The parties hereby agree that as between ACC and the Vendor, Vendor shall be deemed the owner of all rights, including copyrights, in and to the Vendor's Works and all related software, documentation, derivative works thereof and other materials that it creates or has created; provided, however, that as between the Vendor and ACC, the ACC shall be deemed the owner of all rights, including copyrights, to the Registry, any and all reports based thereon, the ACC's Works and any derivative works thereof it creates or has created. In accordance with the foregoing rights of the parties, the Vendor shall cause an appropriate copyright notice to be affixed to each copy of the works owned by the respective parties. Such copyright notices shall reflect the copyright ownership of the Vendor or the ACC as appropriate. Each party shall assist the other in protecting and enforcing its copyright and other intellectual property interests under this Agreement, including but not limited to giving assistance in the form of executing appropriate documents or giving testimony; provided, however, that all such assistance shall be given at the expense of the requesting party.

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      8.2   The ACC shall be deemed the owner of all rights in the Registry.

      8.3 The provisions of this Paragraph 8 shall survive any termination of this Agreement.

9.    Training, Support and Service

      9.1 Any training program offered by the Vendor to its customers on the collection and use of the Data or their reporting to the Registry must be annually certified by the ACC for the Vendor to be fully compliant with this Agreement. The training provided in such programs will be distinct from that required to use the Program. ACC evaluation and certification or recertification of Participant Training Programs as described above will be required on an annual basis and will be based on an annual review of the outline of the planned course of study, written course materials and instruction guides, and periodic (annual or as needed to ensure that training problems are promptly rectified) site visits by ACC-designated evaluators.

      9.2 The Vendor shall be responsible for all technical support and assistance required by its Customers in relation to the operations and performance of the Program. The ACC will be responsible for all technical support and assistance required by Participants in relation to the Data and the Registry. The Vendor shall screen all support requests it receives from Participants to ensure that all those related to the Program are fulfilled by the Vendor, and that only those related to the Data or the Registry are referred to the ACC.

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10.   Promotion

The Vendor shall include a Registry brochure and postage paid mailer with documentation and materials related to the Program that it delivers to its Customers. The Vendor shall also provide space for displaying a Registry brochure at the Vendor's booth, if they choose to have one, during the annual meetings of the ACC, the American Heart Association, and the Society of Thoracic Surgeons. The ACC shall promote the Registry and Certified Vendors in appropriate publications of the ACC and as discussed in Paragraph 6.

11.   Confidentiality

      11.1 All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder. Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party's performance hereunder. The receiving party shall not disclose or provide any Confidential Information to any third party, use or allow any third party to use the Confidential Information to their benefit (financial or otherwise), and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. The foregoing duty shall survive any termination or expiration of this Agreement.

      11.2 As used in this Agreement, the term "Confidential Information" shall mean all information designated by a party as confidential and which is disclosed by Vendor to ACC, is disclosed by ACC to Vendor, is embodied in the Program or Registry, or is Confidential Data,

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          regardless of the form in which it is disclosed, relating to markets, customer lists, customers, products and proposed products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, or, in the case of Vendor, the algorithms, programs, user interfaces and organization of the Program.

     11.3 The following shall not be considered Confidential Information for purposes of this Article 11:

          (a) Information which is or becomes in the public domain through no fault or act of the receiving party;

          (b) Information which was independently developed by the receiving party without the use of or reliance on the disclosing party's Confidential Information;

          (c) Information which was provided to receiving party by a third party under no duty or confidentiality to the disclosing party; or

          (d) Information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

12.  Warranties

     12.1 The Vendor covenants, warrants, and represents that the Program is an original work; that the Program does not and will not violate any copyright, or rights of others; that the Vendor has not previously in

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          any matter disposed of any of the rights herein granted to the ACC nor previously granted any rights adverse thereto or inconsistent therewith; that there are no rights outstanding which would diminish, encumber, or impair the full enjoyment or exercise of the rights granted to the ACC herein.

     12.2 ACC covenants, warrants, and represents to Vendor that the Registry and ACC's Works are an original work; that the Registry, ACC's Works and their use by Vendor as permitted or required hereunder do not and will not violate any copyright, or rights of others; that the ACC has not previously in any matter disposed of any of the rights herein granted to Vendor nor previously granted any rights adverse thereto or inconsistent therewith; that there are no rights outstanding which would diminish, encumber, or impair the full enjoyment or exercise of the rights granted to Vendor herein. The provisions of this Paragraph 12 shall survive any termination of this Agreement.

13.  Indemnification

     13.1 The Vendor shall indemnify, save, and hold harmless the ACC, its officers, directors, agents, employees, and each of them, from and against any and all claims, costs and expenses (including attorneys' fees and expenses), demands, actions, and liabilities of every kind and character whatsoever arising from (a) any wrongful act or omission on the part of the Vendor with respect to the duties that it owes to the ACC under this Agreement, or (b) any defects or malfunctions associated with or related to the Vendor's Works or the Program, or
          (c) the inaccuracy or breach of any of the covenants, representations and

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          warranties made by Vendor in Paragraph 12.1 and elsewhere in this
          Agreement.

     13.2 ACC shall indemnify, save, and hold harmless the Vendor, its officers, directors, agents, employees, and each of them, from and against any and all claims, costs and expenses (including attorneys' fees and expenses), demands, actions, and liabilities of every kind and character whatsoever arising from (a) any wrongful act or omission on the part of the ACC with respect to the duties that it owes to Vendor under this Agreement, (b) any defects or malfunctions associated with or related to the Registry or ACC's Works, or (c) the inaccuracy or breach of any of the covenants, representations and warranties made by ACC in Paragraph 12.2 and elsewhere in this Agreement. The provisions of this Paragraph 13 shall survive any termination of this Agreement.

14.  Term and Termination

     14.1 This Agreement shall become effective on the Effective Date and shall terminate on January 4, 1999, unless terminated earlier as provided below. Either party may terminate this Agreement upon the other's failure to cure a material breach of this Agreement within sixty (60) days after receipt of written notice of such breach from the other party.

     14.2 Upon any termination of this Agreement, each party shall return the other party's Confidential Information to the other party, the licenses granted under Paragraphs 4, 5.2 and 7.1 shall immediately terminate, and Vendor shall no longer be deemed a Certified Vendor.

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15.  Negotiation and Extension of Agreement


Absent the prior termination of this Agreement, and at the ACC's request, the Vendor shall conduct good faith negotiations with the ACC, beginning no later than July 1, 1998, to enter into a new agreement to become effective upon the expiration of this Agreement. If such negotiations extend beyond the term of this Agreement and the parties continue to perform their respective obligations as described herein, this Agreement shall continue during the time of such negotiations.

16.  Notices


All notices and demands of any kind or nature which either party to this Agreement may be required or may desire to serve upon the other in connection with this Agreement shall be in writing, and may be served personally, by registered or certified United States mail, or by overnight courier (e.g., Federal Express, DHL, or UPS) to the following addresses:

     If to the Vendor:              Kevin Green
                                    President and Chief Executive Officer
                                    Summit Medical Systems, Inc.
                                    10900 Red Circle Drive
                                    Minnetonka, MN 55343-9106

     with a copy to:                Nelson G. Dong, Esquire
                                    Dorsey & Whitney LLP
                                    Pillsbury Center South
                                    222 South Sixth Street
                                    Minneapolis, MN 55402

     If to the ACC:                 David J. Feild
                                    Executive Vice President
                                    American College of Cardiology
                                    9111 Old Georgetown Road
                                    Bethesda, Maryland 20814

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     with a copy to:                Frank M. Northam, Esquire
                                    Webster, Chamberlain & Bean
                                    1747 Pennsylvania Avenue, N.W.
                                    Washington, D.C. 20006

Service of such notice or demand so made shall be deemed complete on the day of actual delivery. Any party hereto may, from time to time, by notice in writing served upon the other party as aforesaid, designate a different mailing address or a different person to which all further notices or demands shall thereafter be addressed.


17.  Headings


The headings of the various paragraphs hereof are intended solely for the convenience of reference and are not intended for any purpose whatsoever to explain, modify, or place any construction upon any of the provisions of this Agreement.


18.  Assignment


This Agreement may not be assigned by either party without the express written approval of the other party.


19.  Relationship of Parties


The relationship of the parties to this Agreement is that of independent contractors and not that of master and servant, principal and agent, employer and employee, or partners or joint venturers.

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20.  Counterparts


This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.


21.  Waiver


A waiver by either party to this Agreement of any of its items or conditions in any one instance shall not be deemed or construed to be a general waiver of such term or condition or a waiver of any subsequent breach.


22.  Governing Law


This Agreement shall be construed and enforced in accordance with federal law and the law of the State of Maryland.


23.  Severability

All provisions of this Agreement are severable. If any provision or portion hereof is determined to be unenforceable by a court of competent jurisdiction, then the rest of the Agreement shall remain in full effect, provided that its general purposes remain reasonably capable of being effected.


24.  Existing Agreements


The ACC will immediately seek to terminate prior agreements, in the event that they exist, with all current Participants who have previously entered into Participation Agreements with the ACC and the Vendor. The ACC will endeavor

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to enter into new Participation Agreements with such Participants that will provide comparable terms regarding operations of the Registry and the provision of summary reports. The ACC will continue to honor the Participation Agreements of those Participants who do not wish to terminate their agreements. However, ACC will no longer consent to the automatic annual renewal of such prior Participation Agreements. Notwithstanding any contrary provisions in this Agreement, if any Participant declines to terminate its prior Participation Agreement, during the time such prior Participation Agreement is still in effect, Vendor shall not be required to perform any of its obligations under this Agreement which would conflict with the express terms of such prior Participation Agreement.


25.  Terms of Vendor Agreements


The ACC shall ensure that, at all times during the term of this Agreement, no third party shall be a Vendor or Certified Vendor on terms substantially more favorable than those contained in this Agreement, unless ACC offers those same terms to Vendor by a written modification of this Agreement. These provisions shall not apply to terms ACC offers to medical professional associations that are categorized as 501 (c)(3) under the U.S. Tax Code or would qualify as similar type organizations under the laws of the country in which the enterprise is established.


26.  Entire Agreement


This Agreement (a) constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, (b) supersedes and replaces all prior Agreements, oral or written, between the parties relating to the subject matter hereof, and (c) except as otherwise indicated herein, may not be modified or otherwise changed in any manner except by a written instrument executed by both parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives.


For the American College of Cardiology:    For the Vendor:


/s/David J. Feild                          /s/Kevin Green
-----------------------------------        ----------------------------------
David J. Feild                             Kevin Green
Executive Vice President                   President and Chief Executive Officer


3/13/97                                    3/13/97
-----------------------------------        -------------------------------
Date                                       Date

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